First California Financial Group, Inc. 8-K/A

EXHIBIT 99.1

INDEX OF FINANCIAL STATEMENTS

Description	Page No.

Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at February 18, 2011	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First California Financial Group, Inc. and Subsidiaries

We have audited the accompanying statement of assets acquired and liabilities assumed by First California Bank (the “Bank”), a wholly-owned subsidiary of First California Financial Group, Inc. (the “Company”), pursuant to the Purchase and Assumption Agreement, dated February 18, 2011, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatements. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets acquired and liabilities assumed by First California Bank pursuant to the Purchase and Assumption Agreement, dated February 18, 2011, is presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP
Portland, Oregon
May 6, 2011

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED BY
FIRST CALIFORNIA BANK
(A WHOLLY-OWNED SUBSIDIARY OF FIRST CALIFORNIA FINANCIAL GROUP, INC.)

February 18, 2011
(In thousands)
Assets Acquired:
Cash and cash equivalents	$98,820
Securities	40,972
Covered loans	138,792
Covered foreclosed property	11,052
FDIC shared-loss asset	70,293
Other assets	5,510
Total assets acquired	$365,439

Liabilities Assumed:
Deposits	$266,149
FHLB advances	61,541
FDIC shared-loss liability	2,564
Deferred taxes	14,594
Other liabilities	437
Total liabilities assumed	345,285
Net assets acquired (after-tax gain)	20,154

Total liabilities and net assets acquired	$365,439

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

First California Financial Group, Inc., or First California or the Company, was incorporated under the laws of the State of Delaware on June 7, 2006. The Company was formed as a wholly-owned subsidiary of National Mercantile Bancorp, a California corporation, or National Mercantile, for the purposes of effecting the merger and capital stock exchange with National Mercantile and acquisition of FCB Bancorp, a California corporation, or FCB, which was completed in March 2007. The business of the Bank, which is focused in southern California, consists primarily of attracting deposits from the general public and originating loans. The Company and its subsidiaries are subject to regulation by certain federal and state agencies and undergo periodic examination by these regulatory agencies.

As described in Note 2, First California Bank, or the Bank, acquired certain assets and assumed certain liabilities of the former San Luis Trust Bank in an FDIC-assisted transaction on February 18, 2011, or the San Luis Acquisition. The acquisition of the net assets of San Luis Trust Bank constitutes a business acquisition as defined by the Business Combinations topic (ASC 805). The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. Accordingly, the estimated fair values of the acquired assets, including the FDIC shared-loss asset and identifiable intangible assets, and the assumed liabilities in the San Luis Acquisition were measured and recorded at the February 18, 2011 acquisition date.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America, or GAAP, and practices in the financial services industry.

In preparing these financial statements, the Company has evaluated events and transactions subsequent to the February 18, 2011 acquisition date for potential recognition or disclosure. Such evaluation resulted in no adjustments to the accompanying Statement of Assets Acquired and Liabilities Assumed.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. We describe below the methods used to determine the estimated fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents

Cash and cash equivalents include cash and due from banks, and interest bearing deposits with banks, the Federal Reserve Bank and federal funds sold. These items are liquid and short-term in nature. The contractual amounts of these acquired assets approximate their fair values.

Securities

The estimated fair value for each acquired security was the quoted market price at the close of the trading day effective on February 18, 2011.

Covered Loans

The Bank refers to the loans acquired in the San Luis Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC shared-loss agreements. At the February 18, 2011 acquisition date, we estimated the fair value of the San Luis Acquisition loan portfolio subject to the FDIC shared-loss agreements at $138.8 million, which represents the discounted expected cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents the estimate of expected credit losses in the San Luis Acquisition loan portfolio at the acquisition date.

In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults.  Other factors expected by market participants were considered in determining the estimated fair value of acquired loans, including loan pool level estimated cash flows, type of loan and related collateral, risk classification status (i.e. performing or nonperforming), fixed or variable interest rate, term of loan, whether or not the loan was amortizing and current discount rates.

Covered Foreclosed Property

Foreclosed property is presented at its estimated fair value and is also subject to the FDIC shared-loss agreement. The estimated fair values were determined using expected selling price and date, less selling and carrying costs, discounted to present value.

FDIC Shared-Loss Asset

The FDIC shared-loss asset is measured separately from each of the covered asset categories as it is not contractually embedded in any of the covered asset categories. For example, the shared-loss asset related to estimated future loan losses is not transferable should we sell a loan prior to foreclosure or maturity. The $70.3 million estimated fair value of the FDIC shared-loss asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment on estimated cash flows for each covered asset pool and the shared-loss percentage. The ultimate collectability of the FDIC shared-loss asset is dependent upon the performance of the underlying covered loans, the passage of time and claims paid by the FDIC. The difference between the present value and the undiscounted cash flows the Bank expects to collect from the FDIC will be accreted into noninterest income over the life of the FDIC shared-loss agreement.

Core Deposit Intangible

In determining the estimated life and fair value of the core deposit intangible, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and the age of the deposit relationships. Based on this valuation, a core deposit intangible asset of $255,000 will be amortized on an accelerated basis over 10 years.

FHLB Stock

The fair value of acquired Federal Home Loan Bank, or FHLB, stock was estimated to be its redemption value, which is also the par value. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at par value.

Deposits

The estimated fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings and interest checking accounts, and money market accounts, is equal to the amount payable on demand. The estimated fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

FHLB Advances

The estimated fair values for FHLB advances are estimated using a discounted cash flow method that applies current interest rates on similar borrowings to a schedule of aggregated contractual maturities of such borrowings.

FDIC Shared-Loss Liability

The estimated fair value of the FDIC shared-loss liability represents the estimated payment due to the FDIC at the end of the term of the shared-loss agreement, discounted to present value.

Deferred Income Taxes

Deferred income taxes relate to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in the transaction. The Company’s deferred income taxes were measured using a federal tax rate of approximately 35 percent.

Use of Estimates

Management of the Company made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the assets acquired and liabilities assumed in the San Luis Acquisition. Actual results could differ from those estimates. Changes that may vary significantly from our assumptions include loan prepayments, the rate of defaults, the severity of defaults, the estimated market value of collateral at disposition, the timing of such disposition, and deposit attrition.

NOTE 2 – FDIC-ASSISTED ACQUISITION OF SAN LUIS TRUST BANK

On February 18, 2011, the Bank acquired certain assets and assumed certain liabilities of San Luis Trust Bank pursuant to the Purchase Agreement.  A significant element of the San Luis Acquisition is the shared loss agreement between the Bank and the FDIC. Under the shared loss agreement with the FDIC, the FDIC will reimburse the Bank for a substantial portion of any future losses on loans and foreclosed property. We refer to the acquired assets subject to the shared loss agreement collectively as Covered Assets. Under the terms of such shared loss agreement, the FDIC will absorb 80 percent of losses and share in 80 percent of loss recoveries on the Covered Assets. The shared-loss agreement also provides for certain costs directly related to the collection and preservation of covered assets to be reimbursed at an 80 percent level.

In March 2021, approximately ten years following the acquisition date, the Bank is required to perform a calculation and determine if a payment to the FDIC is necessary. The payment amount will be 50 percent of the excess, if any, of (i) 20 percent of the intrinsic loss estimate ($99.0 million) minus (ii) the sum of (a) 20 percent of the net loss amount, plus (b) 25 percent of the asset discount bid ($58.0 million), plus (c) 3.5 percent of total loss share assets at acquisition. At February 18, 2011, the Bank estimated a liability, on a present value basis, of $2.6 million under this provision.

The San Luis Acquisition has been accounted for under the acquisition method of accounting. The Company has determined that the San Luis Acquisition constitutes a business acquisition as defined by FASB ASC Topic 805: Business Combinations.  Accordingly, the assets acquired and liabilities assumed as of February 18, 2011 are presented at their estimated fair values in the statement of assets acquired and liabilities assumed as required by that topic. In many cases, the determination of these fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available.

In the San Luis Acquisition, the Bank acquired loans at an estimated fair value of $139 million. This amount represents approximately 13 percent of the Company’s total loans (net of the allowance for loan losses) at March 31, 2011.  The Bank also acquired cash and federal funds sold of $99 million, securities at an estimated fair value of $41 million, foreclosed property at an estimated fair value of $11 million and other assets of $5 million.

Approximately $20 million in net after-tax gain, $70 million of an FDIC shared-loss asset and $0.3 million of a core deposit intangible were recorded in connection with this transaction. The following table presents the estimated fair values of assets acquired and liabilities assumed as of February 18, 2011:

Amount
(Dollars in thousands)
Assets Acquired:
Cash and cash equivalents	$98,820
Securities	40,972
Covered loans	138,792
Covered foreclosed property	11,052
FDIC shared-loss asset	70,293
Other assets	5,510
Total assets acquired	365,439
Liabilities Assumed:
Deposits	266,149
FHLB advances	61,541
FDIC shared-loss liability	2,564
Deferred taxes	14,594
Other liabilities	437
Total liabilities assumed	345,285
Net assets acquired (after-tax gain)	$20,154

The net gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. Net assets of $23.6 million (i.e. the cost basis) were transferred to the Bank in the San Luis Acquisition, and the FDIC made a cash payment to the Bank of $34.4 million.

NOTE 3 - SECURITIES

The following table presents a summary of yields and contractual maturities of the securities acquired at February 18, 2011.

	One Year Through Five Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. government agency notes:
Federal Home Loan Bank notes	$-	-	$25,279	4.56%	$25,279	4.56%
Federal Farm Credit Bank notes	-	-	9,693	4.42%	9,693	4.42%

Federal Home Loan Bank time deposits	6,000	0.04%	-	-	6,000	0.04%
Total securities available-for-sale	$6,000	0.04%	$34,972	4.52%	$40,972	3.86%

NOTE 4 - LOANS

The composition of loans covered by the shared-loss agreement at February 18, 2011 is as follows:

Loan Category	Amount
(Dollars in thousands)
Construction and land	$62,999
Single family	59,253
Commercial real estate	41,211
Consumer	27,694
Multifamily	26,220
Commercial	3,309
Total gross loans	220,686
Discount resulting from acquisition date fair value adjustment	(81,894)
Total net loans	$138,792

At the February 18, 2011 acquisition date, the Bank’s estimated fair value of the loan portfolio acquired in the San Luis Acquisition was $138.8 million, which represented the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments, or the undiscounted cash flows, and (b) estimated the amount and timing of undiscounted expected principal and interest payments, or the undiscounted expected cash flows. For the loans considered to have probable credit deterioration, the amount by which the undiscounted expected cash flows exceed the estimated fair value, or the accretable yield, will be accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in San Luis Trust Bank’s loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses.

At February 18, 2011, the unpaid principal balance of acquired loans which were considered to have probable credit deterioration totaled $79 million, for which the Company has elected to apply an accounting policy based on expected cash flows. The fair value of loans accounted for based on expected cash flows is $21 million.

At February 18, 2011, the unpaid principal balance of acquired loans that did not have probable credit deterioration was $141 million with an estimated fair value of $117 million. The discount of $24 million will be amortized on a level-yield basis over the economic life of the loans.

Acquired loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield. In addition, if undiscounted expects cash flows decline as a result of subsequent analyses, the difference will be recorded in the allowance for loan losses with a charge to provision for loan losses.

The following table presents the balance at estimated fair value of performing and non-performing loans by each major category of covered loans acquired in the San Luis Trust Bank acquisition as of February 18, 2011.

(Dollars in thousamds)
Performing:
Construction and land	$47,199
Single family	15,283
Commercial real estate	48,354
Consumer	27,184
Commercial	3,309
Total performing loans	141,329
Discount resulting from acquisition date fair value	(23,969)
Net performing loans	117,360

Non-performing:
Construction and land	15,800
Single family	43,970
Commercial real estate	19,077
Consumer	510
Commercial	-
Total non-performing loans	79,357
Discount resulting from acquisition date fair value	(57,925)
Net non-performing loans	21,432
Net loans covered under shared-loss agreement	$138,792

In connection with the San Luis Acquisition, the Bank and the FDIC entered into shared-loss agreements to cover expected losses on acquired loans and foreclosed loan collateral, or Covered Assets. Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse the Bank for 80 percent of losses with respect to Covered Assets. The Bank will reimburse the FDIC for 80 percent of recoveries with respect to losses for which the FDIC paid the Bank 80 percent reimbursement under the shared-loss agreements.

As part of the loan portfolio and foreclosed property fair value estimations, we established an FDIC shared-loss asset of $70.3 million, which represents the present value of the estimated losses on Covered Assets to be reimbursed by the FDIC. The FDIC shared-loss asset will be reduced as losses are recognized on Covered Assets and shared-loss cash payments are received from the FDIC. Realized losses in excess of acquisition estimates will increase the FDIC shared-loss asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC shared-loss asset will be reduced by a charge to earnings.

Covered loans under shared-loss agreements with the FDIC are reported in loans exclusive of the estimated FDIC shared-loss asset. The loans acquired in the San Luis Acquisition are and will continue to be subject to the Bank’s internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the February 18, 2011 acquisition date, such deterioration will be measured and a provision for credit losses will be charged to earnings and a reserve will be established; further, a partial offset of such amount will be credited to FDIC shared-loss noninterest income reflecting the increase to the FDIC shared-loss asset.

The acquired loan portfolio also includes revolving lines of credit with funded and unfunded commitments. Funds advanced at the time of acquisition will be accounted for under ASC 310-30. Any additional advances on these loans subsequent to the acquisition date will not be accounted for under ASC 310-30. The shared-loss agreement covers the total commitments outstanding as of the acquisition date; as such, any additional advances post acquisition, up to the total commitment outstanding at the time of acquisition, represents a covered transaction.

The following table presents the contractual maturity analysis with respect to certain categories of acquired loans as of February 18, 2011. The amounts shown in the table are unpaid balances.

		Over
	One Year	One to	Over
Loan Category	or Less	Five Years	Five Years	Total
	(Dollars in thousands)
Construction and land	$31,575	$19,444	$11,980	$62,999
Single family	12,517	21,120	25,616	59,253
Commercial real estate	8,983	14,780	17,448	41,211
Consumer	3,753	11,378	12,563	27,694
Multifamily	11,696	4,815	9,709	26,220
Commercial	316	2,392	601	3,309
Total	$68,840	$73,929	$77,917	$220,686

The expected life may be shorter or longer depending on prepayments and the timing of resolutions of credit-impaired loans.

NOTE 5 - DEPOSITS

The following table presents the composition of deposit liabilities assumed at February 18, 2011.

	Amount	Rate
	(Dollars in thousands)
Noninterest bearing deposits	$41,245	-
Interest bearing deposits:
Savings	848	0.55%
Time deposits:
Retail time deposits	49,381	1.60%
Wholesale time deposits	173,907	1.49%
Total time deposits	223,288	1.52%
Total interest bearing deposits	224,136	1.51%
Total gross deposits	265,381	1.28%
Time deposits fair value adjustment	768
Total net deposits	$266,149

At February 18, 2011, scheduled maturities of time deposits were as follows:

Maturities	Amount
(Dollars in thousands)
2011	$189,633
2012	32,478
2013	1,140
2014	37
Total time deposits	$223,288

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with the non-maturity deposits have intangible value. The Bank determined the estimated fair value of a core deposit intangible asset totaling approximately $255,000, which will be amortized based on an accelerated basis over 10 years. The Company does not expect the certificate of deposit premium or the core deposit intangible asset acquired or their amortization to have a material effect upon future results of operations, liquidity or capital resources.

NOTE 6 – FHLB ADVANCES

The Bank assumed $61.5 million of FHLB advances, at fair value. The FHLB advances assumed on February 18, 2011 are term debt and are secured by a blanket lien on eligible loans. The following table presents the composition of the assumed FHLB advances by year of maturity.

(Dollars in thousands)	Amount	Maturity Year	Weighted Average Interest Rate
	$47,139	2011	2.00%
	7,140	2012	2.35%
	7,262	2013	2.95%

	$61,541